Registration No. 333-265704

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

to

Form S-3 Registration Statement No. 333-265704

UNDER

THE SECURITIES ACT OF 1933

AGILITI, INC.

(Exact name of registrant as specified in its charter)

Delaware	83-1608463
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

11095 Viking Drive, Suite 300

Eden Prairie, MN 55344

(952) 893-3200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Lee M. Neumann

Executive Vice President and

General Counsel

11095 Viking Drive, Suite 300

Eden Prairie, MN 55344

(952) 893-3200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Will M. Shields

Craig Marcus

Scott Abramowitz

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

(617) 951-7821

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 relates to Registration Statement No. 333-265704 on Form S-3 filed by Agiliti, Inc., a Delaware corporation (the “Registrant” or the “Company”) with the Securities and Exchange Commission (“SEC”) on June 17, 2022, as amended by Post-Effective Amendment No. 1 filed with the SEC on March 6, 2023 and Post-Effective Amendment No. 2 filed with the SEC on March 8, 2023, registering 98,195,398 shares of common stock, par value $0.0001 per share, of the Company (the “Registration Statement”).

On May 7, 2024, pursuant to the Agreement and Plan of Merger, dated as of February 26, 2024, by and among the Company, Apex Intermediate Holdco, Inc., a Delaware corporation (“Parent”), and Apex Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a subsidiary of Parent (the “Merger”). The Merger became effective on May 7, 2024.

As a result of the consummation of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on May 7, 2024.

AGILITI, INC.

By:	/s/ Thomas J. Leonard
	Name:	Thomas J. Leonard
	Title:	Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 3 to the Registration Statement.